Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

•	2018 Q3 revenues of $908.9 million, record level and a 49% increase over 2017 Q3 revenues
•	2018 Q3 operating income of $51.1 million, a 83% increase over 2017 Q3 operating income
•	2018 Q3 net income attributable to Primoris of $32.7 million, or $0.63 per fully diluted share, a record level and a 59% increase over 2017 Q3 net income attributable to Primoris
•	2018 Q3 SG&A expenses at 5.7% of revenue an improvement of 1.3% over 2017 Q3 at 7.0% of revenue
•	Total backlog of $2.7 billion at September 30, 2018, compared to $2.6 billion at December 31, 2017

Dallas, TX – November 6, 2018–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2018.

The Company also announced that on November 2, 2018 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on December 31, 2018, payable on or about January 15, 2019.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris had an excellent quarter, achieving record quarterly revenues and record earnings per share while maintaining a strong backlog.  Our third quarter results highlight the strength of the Primoris model of serving diverse end markets,  We achieved our record revenue and profitability despite permitting challenges and seemingly unending rain. We have continued our focus on execution excellence, client development, and cost reduction programs that reduced our SG&A expenses to 6.4% of year-to-date revenue.  Our power, industrial and pipeline projects continue to be meaningful contributors to our success and both gas and electric utility-based MSA work provide a stable recurring, and growing, revenue base.  Our new business opportunities are spread across multiple business units, and they are not limited to just a few mega projects but multiple projects for many different customers.”

Mr. King continued, “Our end markets remain fundamentally strong.  We continue building upon our strategy of being a leader in building America’s infrastructure driven by strong performance across our operating segments.   Our backlog remains near record levels.  We are already reducing the debt incurred from our most recent acquisition, and our balance sheet is prepared to support healthy growth in 2019.  We have made significant progress in integrating Willbros’ operations, and we are now benefitting from  profitable geographic diversification.  We continue to see significant opportunities for our services in the next few quarters as we continue expanding our footprint.”

2018  THIRD QUARTER RESULTS OVERVIEW

Revenue was $908.9 million for the three months ended September 30, 2018, an increase of $300.6 million, or 49.4%, compared to the same period in 2017. The increase was primarily due to incremental revenue from acquisitions, progress on major pipeline projects on the Atlantic Coast and in West Texas, and a refinery project in Southern California. The overall increase was partially offset by the substantial completion of a petrochemical plant project in 2017. Gross profit was $106.5 million for the three months ended September 30, 2018, an increase of $36.1 million, or 51.2%, compared to the same period in 2017.  The increase was primarily due to revenue growth. Incremental gross profit in the three months ended September 30, 2018 from acquisitions totaled $19.5 million. Gross profit as a percentage of revenue increased slightly to 11.7% in the three months ended September 30, 2018 from 11.6% in the same period in 2017.

SEGMENT RESULTS

•

Power, Industrial, and Engineering (“Power”) - The Power segment operates throughout the United States and Canada and specializes in a range of services that include full EPC project delivery, turnkey construction, retrofits, upgrades, repairs, outages, and maintenance for entities in the petroleum, petrochemical, water, and other industries.

•

Pipeline and Underground (“Pipeline”) – The Pipeline segment operates throughout the United States and specializes in a range of services, including pipeline construction, pipeline maintenance, pipeline facility work, compressor stations, pump stations, metering facilities, and other pipeline related services for entities in the petroleum and petrochemical industries.

•

Utilities and Distribution (“Utilities”) – The Utilities segment operates primarily in California, the Midwest, and the Southeast regions of the United States and specializes in a range of services, including utility line installation and maintenance, gas and electric distribution, streetlight construction, substation work, and fiber optic cable installation.

•

Transmission and Distribution (“Transmission”) – The Transmission segment operates primarily in the Southeastern and Gulf Coast regions of the United States and specializes in a range of services in electric and gas transmission and distribution, including comprehensive engineering, procurement, maintenance and construction, repair, and restoration of utility infrastructure.

•

Civil – The Civil segment operates primarily in the Southeastern and Gulf Coast regions of the United States and specializes in highway and bridge construction, airport runway and taxiway construction, demolition, heavy earthwork, soil stabilization, mass excavation, and drainage projects.

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the three months ended September 30,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$181,822	20.0%	$154,178	25.3%
Pipeline	213,073	23.4%	84,357	13.9%
Utilities	269,652	29.7%	246,524	40.5%
Transmission	121,526	13.4%	—	0.0%
Civil	122,829	13.5%	123,252	20.3%
Total	$908,902	100.0%	$608,311	100.0%

	For the nine months ended September 30,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$515,378	25.0%	$443,191	24.6%
Pipeline	361,261	17.5%	402,425	22.4%
Utilities	665,214	32.3%	576,446	32.0%
Transmission	163,980	7.9%	—	0.0%
Civil	355,975	17.3%	378,916	21.0%
Total	$2,061,808	100.0%	$1,800,978	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the three months ended September 30,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$32,077	17.6%	$18,842	12.2%
Pipeline	24,999	11.7%	12,084	14.3%
Utilities	35,348	13.1%	36,081	14.6%
Transmission	13,958	11.5%	—	0.0%
Civil	123	0.1%	3,414	2.8%
Total	$106,505	11.7%	$70,421	11.6%

	For the nine months ended September 30,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$76,674	14.9%	$52,498	11.8%
Pipeline	43,568	12.1%	79,575	19.8%
Utilities	78,963	11.9%	76,701	13.3%
Transmission	19,679	12.0%	—	0.0%
Civil	3,600	1.0%	1,183	0.3%
Total	$222,484	10.8%	$209,957	11.7%

Power, Industrial, & Engineering Segment:  Revenue increased by $27.6 million, or 17.9%, for the three months ended September 30, 2018, compared to the same period in 2017. The growth is primarily due to a refinery project in Southern California and the acquisition of Willbros, partially offset by the substantial completion of a large petrochemical plant in Louisiana in 2017. Gross profit for the three months ended September 30, 2018, increased by $13.2 million, or 70.2% compared to the same period in 2017.  The increase is primarily due to revenue growth and higher margins. In addition, gross profit increased by $6.2 million from a partial settlement in the third quarter of 2018 of a disputed receivable related to a project completed in 2014.  Gross profit as a percentage of revenue increased to 17.6% during the three ended September 30, 2018, compared to 12.2% in the same period in 2017 primarily due to a strong performance and favorable margins realized by our Carlsbad joint venture project and the partial settlement of the disputed receivable.

Pipeline & Underground Segment:  Revenue increased by $128.7 million for the three months ended September 30, 2018, compared to the same period in 2017. The increase is primarily due to major pipeline projects on the Atlantic Coast and West Texas that began in 2018 and incremental revenue from the Willbros acquisition, partially offset by the completion of a pipeline job in West Texas in 2017.  Gross profit for the three months ended September 30, 2018 increased by $12.9 million compared to the same period in 2017 primarily due to revenue growth, partially offset by lower margins. Gross profit as a percent of revenue decreased to 11.7% during the three months ended September 30, 2018, compared to 14.3% in the same period in 2017 primarily due to favorable performance on the West Texas job in 2017.

Utilities & Distribution Segment:   Revenue increased by $23.1 million, or 9.4%, for the three months ended September 30, 2018, compared to the same period in 2017 primarily due to higher revenue with a major utility customer in the Midwest. Gross profit for the three months ended September 30, 2018 decreased by $0.7 million, or 2.0%, compared to the same period in 2017. The decrease is primarily due to the mix of work associated with new Master Service Agreement (“MSA”) projects in the Midwest. Gross profit as a percent of revenue decreased to 13.1% during the three months ended September 30, 2018, compared to 14.6% in the same period in 2017 primarily due to the mix of work.

Transmission & Distribution Segment:  The Transmission segment was created in connection with the acquisition of Willbros. Revenue and gross profit represent results from June 1, 2018, the acquisition date, to September 30, 2018.

Civil Segment:   Revenue for the three months ended September 30, 2018 was comparable to the same period in 2017. Significant activity included the substantial completion of a methanol plant project and a large petrochemical plant project in 2017 as well as lower Arkansas DOT volumes. The overall decrease was offset by higher Louisiana DOT volumes, an ethylene plant project that began in 2018, and increased Florida mine work. Gross profit decreased by $3.3 million for the three months ended September 30, 2018, compared to the same period in 2017 primarily due to favorable performance on the methanol plant and petrochemical plant projects in 2017. Gross profit as a percent of revenue decreased to 0.1% during the three months ended September 30, 2018, compared to 2.8%, in the same period in 2017 due primarily to the favorable performance on the methanol plant and petrochemical plant projects in 2017.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $51.6 million during the three months ended September 30, 2018, an increase of $9.3 million, or 21.9%, compared to the third quarter of 2017 primarily due to $9.7 million of incremental expense from the businesses we acquired during the period. SG&A expense as a percentage of revenue decreased to 5.7% compared to 7.0% for the corresponding period in 2017 due to increased revenue.

Merger and related expenses were $3.8 million for the three months ended September 30, 2018, compared to $0.2 million in the same period in 2017. The increase is primarily from the expenses associated with the acquisition of Willbros. These expenses included severance and retention bonus costs for certain employees of Willbros, professional fees paid to advisors, and exiting or impairing certain duplicate facilities.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 24.5% for the nine months ended September 30, 2018.  The rate differs from the U.S. federal statutory rate of 21% primarily due to state income taxes, investment tax credits, and nondeductible components of per diem expenses.

OUTLOOK

Based on expectations of normal weather, anticipated MSA spending, the contributions of the Willbros’ businesses and anticipated progress on claims resolution, the Company estimates that for the fiscal year ending December 31, 2018, net income attributable to Primoris is expected to be between $1.50 and $1.70 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at September 30, 2018 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$267	$92	$359	91%
Pipeline	833	36	869	78%
Utilities	47	651	698	100%
Transmission	24	317	341	100%
Civil	440	—	440	76%
Total	$1,611	$1,096	$2,707	88%

At September 30, 2018, Fixed Backlog was $1.6 billion, compared to $1.8 billion at December 31, 2017.

At September 30, 2018, MSA Backlog was $1.1 billion, compared to $775 million at December 31, 2017.  MSA Backlog represents estimated MSA revenues for the next four quarters.

At September 30, 2018, Total Backlog was $2.7 billion, compared to $2.6 billion at December 31, 2017.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues from projects such as cost reimbursable and time-and-materials projects that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, and Ken Dodgen, Executive Vice President and Corporate Controller will host a conference call today, Tuesday, November 6, 2018 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13684431, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.  Once at the Investor Relations section, please click on "Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2017, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$908,902	$608,311	$2,061,808	$1,800,978
Cost of revenue	802,397	537,890	1,839,324	1,591,021
Gross profit	106,505	70,421	222,484	209,957
Selling, general and administrative expenses	51,604	42,321	132,049	126,835
Merger and related costs	3,827	238	13,190	1,555
Operating income	51,074	27,862	77,245	81,567
Other income (expense):
Investment income	—	6,066	—	6,066
Foreign exchange (loss) gain	(69)	167	1,444	299
Other income (expense), net	32	(39)	(751)	(52)
Interest income	932	228	1,544	411
Interest expense	(6,448)	(2,198)	(11,637)	(6,605)
Income before provision for income taxes	45,521	32,086	67,845	81,686
Provision for income taxes	(10,716)	(9,952)	(14,633)	(28,644)
Net income	$34,805	$22,134	$53,212	$53,042

Less net income attributable to noncontrolling interests	(2,114)	(1,537)	$(8,118)	$(3,209)

Net income attributable to Primoris	$32,691	$20,597	$45,094	$49,833

Dividends per common share	$0.060	$0.055	$0.180	$0.170

Earnings per share:
Basic	$0.64	$0.40	$0.88	$0.97
Diluted	$0.63	$0.40	$0.87	$0.96
Weighted average common shares outstanding:
Basic	51,403	51,441	51,471	51,491
Diluted	51,735	51,707	51,760	51,751

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$60,039	$170,385
Accounts receivable, net	473,045	291,589
Contract assets	382,492	265,902
Prepaid expenses and other current assets	22,383	15,338
Total current assets	937,959	743,214
Property and equipment, net	369,123	311,777
Deferred tax assets	13,441	—
Intangible assets, net	85,813	44,800
Goodwill	208,130	153,374
Other long-term assets	6,680	2,575
Total assets	$1,621,146	$1,255,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241,288	$140,943
Contract liabilities	219,232	169,377
Accrued liabilities	130,382	76,027
Dividends payable	3,072	3,087
Current portion of long-term debt	63,947	65,464
Total current liabilities	657,921	454,898
Long-term debt, net of current portion	306,093	193,351
Deferred tax liabilities	—	13,571
Other long-term liabilities	64,652	31,737
Total liabilities	1,028,666	693,557
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	155,051	160,502
Retained earnings	431,764	395,961
Accumulated other comprehensive income	577	—
Noncontrolling interest	5,083	5,715
Total stockholders’ equity	592,480	562,183
Total liabilities and stockholders’ equity	$1,621,146	$1,255,740

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$53,212	$53,042
Adjustments to reconcile net income to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation	47,708	43,064
Amortization of intangible assets	8,287	6,184
Intangible asset impairment	—	477
Stock-based compensation expense	748	911
Gain on short-term investments	—	(5,980)
Gain on sale of property and equipment	(3,212)	(3,880)
Other non-cash items	180	131
Changes in assets and liabilities:
Accounts receivable	(78,819)	54,865
Contract assets	(85,817)	(42,011)
Other current assets	11,061	7,186
Other long-term assets	(957)	(2,745)
Accounts payable	24,099	(17,813)
Contract liabilities	(11,061)	46,210
Accrued liabilities	16,400	17,848
Other long-term liabilities	5,298	3,943
Net cash (used in) provided by operating activities	(12,873)	161,432
Cash flows from investing activities:
Purchase of property and equipment	(80,766)	(57,346)
Issuance of a note receivable	(15,000)	—
Proceeds from a note receivable	15,000	—
Proceeds from sale of property and equipment	9,655	7,027
Purchase of short-term investments	—	(13,588)
Sale of short-term investments	—	350
Cash paid for acquisitions, net of cash and restricted cash acquired	(111,030)	(66,205)
Net cash used in investing activities	(182,141)	(129,762)
Cash flows from financing activities:
Borrowings under revolving line of credit	170,000	—
Payments on revolving line of credit	(170,000)	—
Proceeds from issuance of long-term debt	239,467	30,000
Repayment of long-term debt and capital leases	(127,363)	(41,279)
Payment of debt issuance cost	(1,041)	(631)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,498	1,148
Payment of contingent earnout liability	(1,200)	—
Cash distribution to non-controlling interest holders	(8,750)	—
Repurchase of common stock	(8,479)	(4,999)
Dividends paid	(9,271)	(8,497)
Net cash provided by (used in) financing activities	84,861	(24,258)
Effect of exchange rate changes on cash and cash equivalents	(193)	—
Net change in cash and cash equivalents	(110,346)	7,412
Cash and cash equivalents at beginning of the period	170,385	135,823
Cash and cash equivalents at end of the period	$60,039	$143,235